EXHIBIT 16.1

February 1, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Rich Uncles Real Estate Investment Trust I’s Form 8-K filed on February 1, 2018, and have the following comments:

1.	We agree with the statements made in:

a.	Subsection (a) paragraph 1, sentence 4;

b.	Subsection (a) paragraphs 2 and 3; and

c.	Subsection (a) paragraph 4, sentence 1.

2.	We have no basis on which to agree or disagree with the statements made in:

a.	Subsection (a) paragraph 1, sentences 1, 2, and 3;

b.	Subsection (a) paragraph 4, sentence 2; and

c.	Subsection (b) paragraphs 1 and 2.

Yours truly,

Anton & Chia, LLP